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CINEMARK USA, INC. AND SUBSIDIARIES                                  EXHIBIT 12
10K



COMPUTATION OF EARNINGS TO FIXED CHARGES

                                    12 Mos Ended        12 Mos Ended        12 Mos Ended        12 Mos Ended        12 Mos Ended
                                    Dec. 31, 1997       Dec. 31, 1996       Dec. 31, 1995       Dec. 31, 1994       Dec. 31, 1993
                                    -------------       -------------       -------------       -------------       -------------
COMPUTATION OF EARNINGS:
REGISTRANT'S PRETAX INCOME
  FROM CONTINUING OPERATIONS          25,690,013          26,962,461          23,256,537          14,073,947          15,890,531
CAPITALIZED INTEREST                  (1,991,397)         (3,865,246)         (1,726,155)           (560,185)              5,425
                                      ----------          ----------          ----------          ----------          ----------
TOTAL EARNINGS                        23,698,616          23,097,215          21,530,382          13,513,762          15,895,956

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                      32,703,303          19,551,655          18,549,833          18,133,438          16,573,409
CAPITALIZED INTEREST                   2,152,816           3,928,454           1,745,720             565,610
AMORTIZATION OF DEBT ISSUE COST
  & DEBT DISCOUNT                        783,972             824,743             824,014             783,515             528,724
AMORTIZATION OF NEW DEBT DISCOUNT
INTEREST FACTOR OR RENT EXPENSE       12,911,689          11,468,682          10,291,069           9,866,567           9,089,838
                                      ----------          ----------          ----------          ----------          ----------
TOTAL FIXED CHARGES                   48,551,780          35,773,534          31,410,636          29,349,130          26,191,971

TOTAL EARNINGS AND FIXED CHARGES      72,250,396          58,870,749          52,941,018          42,862,892          42,087,927
                                      ----------          ----------          ----------          ----------          ----------
RATIO OF EARNINGS TO FIXED CHARGES          1.49                1.65                1.69                1.46                1.61
                                      ==========          ==========          ==========          ==========          ==========
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